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                                                                     EXHIBIT 5.1




June 13, 2001

Lynx Therapeutics, Inc.
25861 Industrial Blvd.
Hayward, California 94545

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Lynx Therapeutics, Inc., a Delaware corporation (the "Company"), of a Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission covering the offering for resale of (i) 1,731,550 shares of the Company's common stock (the "Shares"), with a par value of $0.01, issued in connection with the Securities Purchase Agreement, dated as of May 24, 2001, by and between the Company and the investors named therein (the "Purchase Agreement") and (ii) up to 432,884 shares of the Company's common stock (the "Warrant Shares") issuable upon the exercise of warrants for the purchase of common stock (the "Warrants"), issued in connection with the Purchase Agreement.

In connection with this opinion, we have examined the Registration Statement, the Company's Amended and Restated Certificate of Incorporation and Bylaws, as amended, the resolutions adopted by the Board of Directors of the Company on May 23, 2001, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares have been validly issued, and are fully paid and nonassessable, and the Warrant Shares, when issued upon exercise of the Warrants in accordance with the terms thereof, will be validly issued, fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectus included in the Registration Statement.

Sincerely,

Cooley Godward LLP

/s/James C. Kitch

James C. Kitch